As filed with the Securities and Exchange Commission on March __, 1998
                         Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                                Ampex Corporation
             (Exact name of Registrant as specified in its charter)
                         -------------------------------

               Delaware                                         13-3667696
    (State or other jurisdiction of                             (I.R.S. Employer
    incorporation or organization)                              I.D. Number)

                                  500 Broadway
                           Redwood City, CA 94063-3199
                                 (650) 367-2011
                        (Address, including zip code, and
                     telephone number, including area code,
                       of Registrant's principal executive
                                    offices)

                              JOEL D. TALCOTT, Esq.
                                  500 Broadway
                             Redwood City, CA 94063
                                 (650) 367-3330
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                             DAVID D. GRIFFIN, Esq.
                               Battle Fowler LLP
                              75 East 55th Street
                            New York, New York 10022
                        -------------------------------
Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
                           -------------------------

                         CALCULATION OF REGISTRATION FEE
   Title of Each Class of                                        Proposed Maximum        Proposed Maximum
      Securities to be                                            Offering Price             Aggregate              Amount of
         Registered             Amount to be Registered         Per Security(1)         Offering Price(1)       Registration Fee
----------------------------  -------------------------- ---------------------------  -----------------------  --------------------
Class A Common Stock              1,020,000 Shares(2)               $ 2.875                $ 2,932,500                $865
----------------------------  -------------------------- ---------------------------  ------------------------ --------------------
Warrants to purchase               1,020,000 warrants                 $ --                     $ --                  $0(3)
Class A Common Stock


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g), based upon the average of the high and low prices of the Class A Common Stock on March 17, 1998, as reported by the American Stock Exchange.
(2) This Registration Statement also covers such number of additional shares of Class A Common Stock of the Registrant as may be issued pursuant to anti-dilution provisions of the Warrant Agreement.
(3) Pursuant to Rule 457(g)(3) no separate fee is required for registration of the Warrants covering the shares of Class A Common Stock registered hereby.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                AMEX CORPORATION
                        CROSS-REFERENCE SHEET TO FORM S-3

                                                            CAPTION OR LOCATION
ITEM NUMBER AND HEADING                                          IN PROSPECTUS
-----------------------                                    -------------------

1  Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus.................Facing Page; Outside Front Cover Page

2.  Inside Front and Outside Back
     Cover Pages of Prospectus.............................Available Information; Information Incorporated
                                                           by Reference; Outside Back Cover Page
3.  Summary Information, Risk Factors,
     Ratio of Earnings to Fixed Charges ...................The Company; Risk Factors

4.  Use of Proceeds........................................Use of Proceeds

5.  Determination of Offering Price........................Not Applicable

6.  Dilution...................................... ........Not Applicable

7.  Selling Security holders ..............................Selling Securityholders

8.  Plan of Distribution...................................Outside Front Cover Page; Plan of Distribution

9. Description of Securities to be Registered..............Description of Warrants; Description of
                                                           Common Stock

10. Interests of Named Experts and Counsel...............  Legal Matters; Experts

11.  Material Changes...........................................The Company-Recent Developments

12. Incorporation of Certain Information by
      Reference............................................Information Incorporated by Reference

13.  Disclosure of Commission Position on
      Indemnification for Securities
       Act Liabilities.....................................Not Applicable

Subject to Completion, dated March 19, 1998 Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                                   PROSPECTUS
                                AMPEX CORPORATION
               1,020,000 Warrants to Purchase Class A Common Stock
                                       and
                    1,020,000 Shares of Class A Common Stock
                        --------------------------------

    This Prospectus relates to the public offering and sale by certain holders (the "Selling Securityholders") of: (i) up to 1,020,000 warrants (the
"Warrants") of Ampex Corporation, a Delaware corporation ("Ampex" or the "Company") to purchase shares of the Class A Common Stock, $ 0.01 par value per share (the "Common Stock") of the Company, at a price of $2.25 per share, subject to adjustment, and (ii) up to 1,020,000 shares (the "Warrant Shares") of the Company's Common Stock issuable upon exercise of the Warrants. The Warrants and the Warrant Shares covered by this Prospectus are referred to collectively as the "Securities." The Securities are being offered from time to time for the accounts of the Selling Securityholders. The Securities may be offered directly by the Selling Securityholders or through one or more underwriters, brokers-dealers or agents, on any exchange or in the over-the-counter market, or otherwise. To the extent required, the specific Securities to be sold, the respective offering prices, the names of any underwriters, brokers-dealers or agents, and any applicable fees, commissions or discounts will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities sold less the aggregate fees, commissions or discounts, if any, payable to underwriters, broker-dealers or agents. The Selling Securityholders may also sell all or a portion of the Securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), to the extent that such sales may be made in compliance with such Rule. See "Plan of Distribution."

     The Company will pay the expenses of the registration of the Securities under the Securities Act estimated to be $55,000. The Selling Securityholders and broker-dealers who execute orders on the Selling Securityholders' behalf may be deemed "underwriters" as that term is used in Section 2(11) of the Securities Act, and a portion of the proceeds of sales and commissions therefor may be deemed underwriting compensation for purposes of the Securities Act. The Company will not receive any cash proceeds from the sale of the Securities by Selling Securityholders. See "Selling Securityholders."

    There is currently no public market for the Warrants and there can be no assurance that a market for such securities will develop. The Common Stock is traded on the American Stock Exchange under the symbol "AXC." On March 17, 1998, the closing price of the Common Stock on the American Stock Exchange was $2.75 per share. The Company does not intend to seek to list the Warrants on any securities exchange. For a complete description of the terms of the Securities, see "Description of Warrants" and "Description of Capital Stock."

SEE "RISK FACTORS"  BEGINNING ON PAGE 4   FOR A  DISCUSSION  OF CERTAIN  FACTORS
THAT SHOULD BE CONSIDERED IN  CONNECTION  WITH AN INVESTMENT IN THE  SECURITIES.
                            -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        --------------------------------

                  The date of the Prospectus is ________, 1998

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission, located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices, located at 7 World Trade Center, Suite 1300, New York, New York 10048, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov). In addition, such reports and other information may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

    Pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company has filed with the Commission a Registration Statement on Form S-3 covering the securities being offered hereunder (the "Registration Statement," which term includes this Prospectus and all amendments, supplements, exhibits, annexes and schedules to the Registration Statement). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference.


                      INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-20292) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

      2. The Company's Current Report on Form 8-K filed on February 2, 1998.

      3.   The  Company's  definitive  proxy  statement   dated  April 29,  1997
           relating to  its annual meeting of stockholders held on May 16, 1997.

      4. The Company's Registration Statement on Form 8-A filed with the Commission on January 16, 1996 relating to the description of the capital stock.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Ampex Corporation, 500 Broadway, Redwood City, California 94063-3199, Attention: Investor Relations, (650) 367-4111.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: potential inaccuracy of future sales and expense forecasts; effects of increased inventories; potential inability of the Company to execute its marketing, acquisition, investment, licensing and other strategies; potential inability of the Company to integrate acquired businesses; effects of existing and emerging competition and industry conditions; decline in sales to the government; declining sales of professional video products; rapid technological changes and risks of new product and business development efforts; the development of application software for its 19- millimeter products; international operating difficulties; redemption of the Company's outstanding Noncumulative Preferred Stock; possible future issuances of debt or equity securities; and the Company's liquidity and anticipated interest expenses. These forward-looking statements speak only as of the date of this Prospectus. Statements herein with respect to the Company's future strategies, policies or practices are subject to change at any time without prior notice to securityholders of the Company, and the Company disclaims any obligation or undertaking to disseminate updates or revisions of any forward-looking statements contained or incorporated herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The information and the documents contained or incorporated by reference under "Risk Factors" identify important factors that could cause future results to differ from results currently anticipated.

                                   THE COMPANY

      The names "Ampex," "DCT," "DST," "DIS" and "DCRsi" are trademarks of Ampex Corporation.


General

    Ampex is a leader in the design and manufacture of high performance scanning recording devices and digital image processors. Its specialized recording products are used for the acquisition of data at high speeds under difficult conditions, such as those in aircraft, and for the storage of mass computer data, especially images. The Company has significant experience in digital image processing and has approximately 1,000 patents and patent applications in this field and in recording technology, from which it derives significant licensing income. The Company's principal licensees are the manufacturers of consumer video products worldwide.

    The Company's principal product groups are its mass data storage and instrumentation products and its professional video and other products. The mass data storage and instrumentation products group includes (i) 19- millimeter scanning recorders and library systems (DST and DIS products) and related tape and after-market equipment; and (ii) data acquisition and instrumentation products (primarily DCRsi instrumentation recorders) and related tape and after-market equipment. The Company's professional video and other products groups includes primarily its DCT video recorders and image processing systems and related tape products and television after-market equipment.

    The Company was incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944. References to "Ampex" or the "Company" include subsidiaries of Ampex Corporation, unless the context indicates otherwise. The principal executive offices of the Company are located at 500 Broadway, Redwood City, California 94063, and its telephone number is (650) 367-2011. The Company's Class A Common Stock is traded on the American Stock Exchange under the symbol "AXC".

Recent Developments

    In January 1998, concurrently with the issuance of the Warrants, the Company issued and sold to a group of institutional investors its 12% Senior Notes due 2003 (the "Notes") in the aggregate principal amount of $30,000,000. As a result of the issuance of the Notes, the Company's total indebtedness has increased substantially from prior levels. See "Risk Factors--Increased Leverage." The Company expects to use the net proceeds of the Notes (approximately $28.5 million after deduction of estimated fees and expenses) primarily for working capital purposes, expansion of its existing business lines, and possible investments in, or acquisitions of, new businesses.

    The Company has not entered into any negotiations, arrangements or understandings with any acquisition candidates at the date of this Prospectus, except that the Company has been in discussions regarding the acquisition of the seismic data storage and related software and marketing business and assets of one of its resellers in the oil and gas exploration industry. The acquisition of such business and assets, if completed, would not be material to the Company. There can be no assurance that the Company will successfully complete this or any other acquisitions of businesses or that the Company will realize any financial benefit therefrom. See "Risk Factors--Risks Associated With Acquisition Strategy."



                                  RISK FACTORS

    Investment in the Securities offered hereby involves a significant degree of risk. Prospective investors should carefully consider the following factors, together with the other information included or incorporated by reference in this Prospectus, in evaluating the Company and its business before making an investment decision.

Increased Leverage

    Following issuance of the Notes, the Company's leverage increased significantly from its prior level, which was not material. As of December 31, 1997, on a pro forma basis after giving effect to the issuance of the Notes, the Company had outstanding approximately $31.2 million of total indebtedness (including the Notes). In addition, subject to the restrictions in the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. The degree to which the Company is leveraged could have important consequences to investors in the Company, including the following: (i) a substantial portion of the Company's consolidated cash flow from operations must be dedicated to the payment of the principal of and interest on its outstanding indebtedness and will not be available for other purposes, (ii) the Company's ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions and general corporate purposes may be materially limited or impaired or such financing may not be on terms favorable to the Company, (iii) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage, (iv) the Company's leverage may make it more vulnerable to a downturn in its business or the economy in general, and (v) the financial covenants and other restrictions contained in the indenture pursuant to which the Notes were issued (the
"Indenture") and other agreements relating to the Company's indebtedness will restrict its ability to borrow additional funds, to dispose of assets or to pay dividends on or repurchase preferred or common stock.

    The Company anticipates that its cash balances together with cash flow from operations will be sufficient to fund anticipated operating expenses, capital expenditures and its debt service requirements as they become due. There can be no assurance, however, that the amounts available from such sources will be sufficient for such purposes. No assurance can be given that additional sources of funding will be available if required or, if available, will be on terms satisfactory to the Company. If the Company is unable to service its indebtedness it will be forced to adopt alternative strategies that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies will be successful should such strategies become necessary, and any such strategies could have a material adverse effect on the Company and its securityholders.

Fluctuations In Operating Results

    Ampex's sales and results of operations are generally subject to quarterly and annual fluctuations. Factors affecting operating results include: customer ordering patterns; availability and market acceptance of new products; timing of significant orders and new product announcements; order cancellations; receipt of royalty income; and numerous other factors. Ampex's revenues are typically dependent upon receipt of a limited number of customer orders involving relatively large dollar volumes in any given fiscal period, increasing the potential volatility of its sales revenues from quarter to quarter. In addition, sales to government customers (primarily sales of DCRsi instrumentation products) are subject to fluctuations as a result of changes in government spending programs, which can materially affect the Company's gross margin as well as its sales. Accordingly, results may fluctuate significantly from quarter to quarter and from year to year. Results of a given quarter or year may not necessarily be indicative of results to be expected for future periods. In addition, fluctuations in operating results may negatively affect the Company's debt service coverage, or its ability to issue debt or equity securities should it wish to do so, in any given fiscal period.

Risks Associated With Acquisition Strategy

    In order to implement its business strategy, the Company will consider expansion of its products and services through internal development, joint ventures, strategic partnerships and acquisitions of, and/or investments in, other business entities. The Company has not entered into discussions with any specific acquisition candidates at the date of this Prospectus, except for the potential acquisition of the integrator of software and services for the oil and gas industry described above. There is no assurance that management will be able to identify, acquire or manage future acquisition candidates profitably on behalf of the Company, or as to the timing or amount of any return that the Company might realize in any such investment. Acquisitions could necessitate commitments of funds in fixed assets and working capital of acquired businesses in excess of the purchase price, which could reduce the Company's future liquidity. Possible future acquisitions by the Company could result in the incurrence by the Company or its Subsidiaries of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, as well as write-offs of unsuccessful acquisitions, any or all of which could materially adversely affect the Company's financial condition, results of operations, cash flow and ability to issue debt or equity securities.

Seasonality; Backlog

    Sales of most of the Company's products have historically declined during the first and third quarters of its fiscal year, due to seasonal procurement practices of its customers. A substantial portion of the Company's backlog at a given time is normally shipped within one or two quarters thereafter. Therefore, sales in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter.

Fluctuating Royalty Income

    Ampex's results of operations in certain prior fiscal periods reflect the receipt of significant royalty income, including material non-recurring payments resulting from negotiated settlements primarily related to sales of products by manufacturers prior to the negotiation of licenses from the Company. Although Ampex has a substantial number of outstanding and pending patents, and the Company's patents have generated substantial royalties in the past, it is not possible to predict the amount of royalty income that will be received in the future. Royalty income has historically fluctuated widely due to a number of factors that the Company cannot predict, such as the extent of use of the Company's patented technology by third parties, the extent to which the Company must pursue litigation in order to enforce its patents and the ultimate success of its licensing and litigation activities. The costs of patent litigation can be material, and the institution of patent enforcement litigation may also increase the risk of counterclaims alleging infringement by the Company of patents held by third parties or seeking to invalidate patents held by the Company. Moreover, there is no assurance that the Company will continue to develop patentable technology that will be able to generate significant patent royalties in future years to replace patents as they expire. Ampex's royalty income fluctuates significantly from quarter to quarter and from year to year, and there can be no assurance as to the level of royalty income that will be realized in future periods.

Risk of Declines in Government Sales

    Ampex's sales to U.S. and foreign government agencies (directly and through government contractors), principally of instrumentation recorders, accounted for approximately 27.7% of net sales in fiscal 1997, and are material to its results of operations. Sales to government customers are subject to fluctuation as a result of changes in government spending programs. Sales of the Company's DCRsi instrumentation recorders have been relatively flat in the last two years, reflecting primarily current procurement patterns of the Federal government, and may decline in the future. Furthermore, sales of the Company's instrumentation products are generally more profitable than its data storage and video recording products. Accordingly, any material decline in the level of government purchases of the Company's products could have a material adverse effect on the Company. The Company is unable to forecast the extent to which its sales and gross profits may be adversely affected in future periods by continued pressure on government agencies to reduce spending, particularly of amounts related to defense programs.

Declining Sales of Professional Video Products

    Sales of professional video products have declined in recent years following the Company's substantial withdrawal from this market in 1993. As a result, and as a result of the recent announcement of new television transmission standards, sales of these products are no longer material to the Company. However, the Company has continued to derive material revenues from its sales of after-market television equipment, which are also expected to decline for related reasons. Certain of these products were designed for existing broadcast transmission standards, which will become obsolete upon the implementation of recently announced digital transmission standards. Accordingly, the Company anticipates that sales of these products will continue to decline until new products can be introduced that are designed for the new standards. Such sales declines could have a materially adverse effect on the Company. There can be no assurance as to when broadcasters will re-equip for the new transmission standards or whether the Company will be successful in any future efforts it may undertake to design and sell new products based on such standards.

Rapid Technological Change and Risks of New Product Development

    All the industries and markets from which the Company derives revenues, directly or through its licensing program, are characterized by continual technological change and the need to introduce new products, product upgrades and patentable technology. This has required, and will continue to require, the expenditure of substantial amounts by the Company in the research, development and engineering of new products and advances to existing products. No assurance can be given that the Company's existing products and technologies will not become obsolete or that any new products or technologies will win commercial acceptance. Obsolescence of existing product lines, or inability to develop and introduce new products, could have a material adverse effect on sales and results of operations in the future. The development and introduction of new technologies and products are subject to inherent technical and market risks, and there can be no assurance that the Company will be successful in this regard.

Competition

    Ampex encounters significant competition in all its product markets. Although its competitors may vary from product to product, many of the Company's competitors are larger companies with greater resources, broader product lines and other competitive advantages. In the mass data storage market, Ampex competes with a number of well-established competitors such as IBM, Storage Technology Corporation, Exabyte Corporation, Sony Corporation and Quantum Corporation, as well as smaller companies. In addition, other manufacturers of scanning video recorders may seek to enter the mass data storage market in competition with the Company. For example, in 1996, IBM announced the general availability of a new high performance tape storage product. Also, in 1995 Sony Corporation introduced a tape drive intended for the mass data storage industry. In addition, price declines in competitive storage systems, such as magnetic or optical disk drives, can negatively impact the Company's sales of its DST products. In the instrumentation market, the Company competes primarily with companies that depend on government contracts for a major portion of their sales in this market, including Sony Corporation, Loral Data Systems, Datatape Incorporated and Metrum Incorporated. The number of competitors in this market has decreased in recent years as the level of government spending in many areas has declined. In the professional video recorder market, Sony and Panasonic are the leading competitors of the Company. There is no assurance that the Company will be able to compete successfully in these markets in the future.

Dependence On Certain Suppliers

    Ampex purchases certain components from a single domestic or foreign manufacturer. Significant delays in deliveries or defects in such components could adversely affect Ampex's manufacturing operations, pending qualification of an alternative supplier. In addition, the Company produces highly engineered products in relatively small quantities. As a result, its ability to cause suppliers to continue production of certain products on which the Company may depend may be limited. The Company does not generally enter into long-term raw materials or components supply contracts.


Risks Related to International Operations

    Although the Company significantly curtailed its international operations in connection with the restructuring of its operations in 1993, sales to foreign customers (including U.S. export sales) continue to be significant to the
Company's results of operations. International operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, and fluctuations in foreign currency exchange rates and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Fluctuations in the value of foreign currencies can affect Ampex's results of operations. The Company does not normally seek to mitigate its exposure to exchange rate fluctuations by hedging its foreign currency positions.

Dependence on Key Personnel

    The Company is highly dependent on its management. The Company's success depends upon the availability and performance of its executive officers and directors. The loss of the services of any of these key persons could have a material adverse effect upon the Company. The Company does not maintain key man life insurance on any of these individuals.

Dependence on Licensed Patent Applications and Proprietary Technology

    The Company's success depends, in part, upon its ability to establish and maintain the proprietary nature of its technology through the patent process. There can be no assurance that one or more of the patents held directly by the Company will not be successfully challenged, invalidated or circumvented or that the Company will otherwise be able to rely on such patents for any reason. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in foreign markets. If any of the Company's patents are successfully challenged, invalidated or circumvented or the Company's right or ability to manufacture its products were to be proscribed or limited, the

Company's ability to continue to manufacture and market its products could be adversely affected, which would likely have a material adverse effect upon the Company's business, financial condition and results of operations.

    Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings brought against, initiated by or otherwise involving the Company may require the Company to incur substantial legal and other fees and expenses and may require some of the Company's employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings. The Company is currently involved in patent infringement litigation with a manufacturer of VHS video recorders and television receivers, with respect to which it has incurred significant expenses.

Environmental Issues

    The Company's facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. Owners and occupiers of sites containing hazardous substances, as well as generators and transporters of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations, including liability for investigative and cleanup costs and damages arising out of past disposal activities. The Company has been named from time to time as a potentially responsible party by the United States Environmental Protection Agency with respect to contaminated sites that have been designated as "Superfund" sites, and is currently engaged in various environmental investigation, remediation and/or monitoring activities at several sites located off Company facilities. There can be no assurance the Company will not ultimately incur liability in excess of amounts currently reserved for pending environmental matters, or that additional liabilities with respect to environmental matters will not be asserted. In addition, changes in environmental regulations could impose the need for additional capital equipment or other requirements. Such liabilities or regulations could have a material adverse effect on the Company in the future.

Redemption of Preferred Stock

    As of December 31, 1997, the Company became required to redeem the 69,970 outstanding shares of its 8% Noncumulative Preferred Stock, to the extent of funds legally available therefor (generally, the excess of the value of assets over liabilities), at a redemption price of $1,000 per share. However, at that date the Company did not have any funds legally available to redeem the Noncumulative Preferred Stock, and the Company cannot predict when, and to what extent, it will generate legally available funds to permit it to redeem the Noncumulative Preferred Stock. The Company will remain obligated to redeem such shares from time to time in future fiscal periods to the extent funds become legally available for redemption, and will generally be precluded from declaring any cash dividends on, or repurchasing shares of, its Common Stock, until the Noncumulative Preferred Stock has been redeemed in full. Redemption of the Noncumulative Preferred Stock for cash in the future could have a negative impact on the Company's liquidity. In certain instances the Company may, at its option, redeem the Noncumulative Preferred Stock by issuing common stock at 90% of fair market value, provided, however, that the fair market value of the Common Stock is then at least $4.00 per share. Although the Company has no current plans for redemption of the Noncumulative Preferred Stock until funds become legally available, the Company is continuing to evaluate the possibility of redeeming the Noncumulative Preferred Stock by issuing additional equity securities, in light of market conditions, its liquidity and other factors. Any such redemption could result in substantial dilution of stockholders' equity interests in the Company and could have an adverse effect on the value of the Warrants and Common Stock.

Non-payment of Dividends

    The Company has not declared dividends on its Common Stock since its incorporation in 1992 and has no present intention of paying dividends on its Common Stock. The Company is also restricted by the terms of the Indenture for the Notes and certain other agreements and of its outstanding Noncumulative Preferred Stock as to the declaration of dividends. Accordingly, investors in the Securities should not expect to receive any cash dividends from the Company in the foreseeable future.

Anti-Takeover Consequences of Certain Governing Instruments

    The Company's Certificate of Incorporation provides for a classified Board of Directors, with members of each class elected for a three-year term. The Certificate of Incorporation provides for nullification of voting rights of certain foreign stockholders in certain circumstances involving possible violations of security regulations of the United States Department of Defense. The instruments governing the Company's outstanding Noncumulative Preferred Stock and the Indenture for the Notes each require mandatory offers by the Company to redeem such securities in the event of a Change of Control (as defined). The Certificate of Incorporation authorizes the Board of Directors of the Company to issue additional shares of Preferred Stock without the vote of stockholders.

    Such provisions could have anti-takeover effects by making an acquisition of
the  Company  by  a  third  party  more   difficult   or  expensive  in  certain
circumstances.

Volatility of Stock Price

    The trading price of the Company's Common Stock has been and can be expected to be subject to significant volatility, reflecting a variety of factors, including quarterly fluctuations in operating results, announcements of new product introductions by the Company or its competitors, reports and predictions concerning the Company by analysts and other members of the media, and general economic or market conditions. The stock market in general and technology companies in particular have experienced a high degree of price volatility, which has had a substantial effect on the market prices of many technology companies for reasons that often are unrelated or disproportionate to operating performance. In addition, the Company currently maintains effective registration statements covering the issuance and sale by the Company of up to 1,150,000 shares of Common Stock and the offering of outstanding shares of Common Stock by certain affiliates of the Company and related parties. The sale, or offer for sale, of substantial numbers of such shares could adversely affect the market price for the Warrants and the Common Stock.

Absence of a Public Market

    The Warrants are new securities for which there is currently no public market. The Company does not intend to list the Warrants on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Warrants.


                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders. The Company has agreed to bear the expenses of the registration of the Warrants and the Warrant Shares pursuant to a Registration Rights Agreement (as defined below) between the Company and the initial purchaser of the Warrants.

                             DESCRIPTION OF WARRANTS

General

    The Company has issued an aggregate of 1,020,000 Warrants to purchase up to 1,020,000 Warrant Shares. The Warrants were issued under a Warrant Agreement, dated as of January 28, 1998 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrant Agreement and the Warrants. A copy of the Warrant Agreement is available from the Company upon request. The Warrant Agent also acts as a transfer agent for the Common Stock. The current address of the Warrant Agent is 40 Wall Street, New York, New York 10005.

    Each Warrant entitles the holder thereof to purchase one share of Common Stock of the Company at a price (the "Warrant Exercise Price") of $2.25 per share, subject to adjustment as specified below. The Warrants are exercisable at any time after issuance and, unless exercised, will expire on March 15, 2003 (the "Warrant Expiration Date").

    The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be initially issuable upon exercise of all outstanding Warrants. Such shares, when issued in accordance with the Warrant Agreement, will be fully paid and nonassessable. It is expected that such shares will be listed for trading on the American Stock Exchange, subject to official notice of issuance.

    Except as expressly provided in the Warrant Agreement, holders of Warrants are not entitled, by virtue of being such holders, to vote, consent, exercise any preemptive right, to receive any notice as shareholders, or to exercise any other rights whatsoever as shareholders of the Company.

Method of Exercise of Warrants

    Warrants may be exercised by surrendering to the Warrant Agent, on or before the Warrant Expiration Date, a Warrant certificate signed by the holder thereof (with signature guaranteed), indicating such holder's election to exercise all or a portion of the Warrants evidenced by such certificate, together with payment of the Warrant Exercise Price and any specified taxes. Payment may be made in cash or by certified or cashier's check or money order payable to the order of the Warrant Agent, or by any combination of the foregoing. Upon surrender of the Warrant certificate for exercise, the Warrant Agent will deliver or cause to be delivered, or upon the written order of such holder, certificates representing the number of shares of Common stock or other securities or property (including cash in lieu of fractional shares) to which such holder is entitled, together with Warrant certificates evidencing any Warrants not excised.


Anti-Dilution Adjustments

    The number of shares of Common Stock issuable and the Warrant Exercise Price payable, upon exercise of the Warrants, is subject to adjustment in certain events, including, without limitation, (i) the subdivision, combination or reclassification of the Common Stock, (ii) the declaration of a dividend in shares of Common Stock on the outstanding shares of Common Stock, (iii) the fixing of a record date for the issuance of rights, warrants, options or convertible securities to all holders of its Common Stock to subscribe for shares of Common Stock, at less than the Current Market Price (as defined herein), or (iv) the fixing of a record date for the making of a distribution to all holders of its Common Stock, of capital stock other than Common Stock, evidences of indebtedness or assets (excluding cash dividends other than extraordinary dividends).

    Upon the occurrence of any consolidation or merger involving the Company in which it is not the surviving corporation (or pursuant to which Common Stock is exchanged for stock or other securities of any other person or cash or any other property), any sale of substantially all its assets by the Company, or capital reorganization or reclassification of the Common Stock (other than reorganizations or reclassifications resulting in adjustments pursuant to provisions described above), Warrant holders will be entitled to receive the amount of shares, securities or other property to which such holders would have been entitled as shareholders had they exercised their Warrants immediately prior to the consummation thereof.

    No adjustments in the number of shares or the Warrant Exercise Price of the Warrants will be required until the cumulative amount of such adjustments reaches a specified minimum.

    No fractional shares will be issued upon exercise of Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

Registration Rights

    The Company and the initial purchaser of the Warrants entered into a warrant registration rights agreement, dated as of January 28, 1998 (the "Warrant
Registration Rights Agreement") on January 28, 1998 (the "Issue Date"). Under the Warrant Registration Rights Agreement the Company agreed to file a shelf registration statement under the Securities Act covering the offering and sale of the Warrants and the Warrant Shares and to use its reasonable best efforts to cause such shelf registration statement to be declared effective and to remain effective until the earlier of (i) such time as all the Warrants have been exercised and (ii) the second anniversary of the Issue Date. The Registration Statement of which this Prospectus is a part has been filed by the Company pursuant to the Warrant Registration Rights Agreement and declared effective by the Commission on or about the date of this Prospectus.

    Holders of the Warrants will be able to exercise the Warrants only if a registration statement relating to the Warrant Shares is in effect or the issuance of the Warrant Shares is exempt from registration under the Securities Act. Although the registration statement of which this Prospectus is a part became effective on or about the date of this Prospectus, there can be no assurance that the Company will be able to keep a registration statement continuously effective until all the Warrants have been exercised or have expired. Accordingly, holders of the Warrants or the Warrant Shares could be required to hold such securities, and bear the risk of loss of their investments, for an indefinite period of time.


                          DESCRIPTION OF CAPITAL STOCK

    The description of the Company's Capital Stock is contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 16, 1996, and is incorporated herein by reference.


                             SELLING SECURITYHOLDERS

    The following table sets forth certain information with respect to the Selling Securityholders as of the date of this Prospectus. Except as indicated below, all of the Securities beneficially owned by each Selling Securityholder are being registered for the account of such Selling Securityholder. Since the Selling Securityholders may sell all or some of their Securities, no estimate can be made of the aggregate number or amount of Securities which would be owned by each Selling Securityholder upon completion of the offering to which this Prospectus relates. The information set forth in the table was furnished to the Company by the respective Selling Securityholders.


                                                         Number of
       Selling Security Holder                          Warrants and
                                                       Warrant Shares
Prudential Series High Yield #2TIV                    170,000
Paine Webber High Income                              102,000
Paine Webber All American Term Trust                  68,000
Paine Webber Premier High Income                      17,000
Paine Webber Strategic Income                         17,000
BEA-SEI Institutional Managed Trust #2850             34,000

BEA-Strategic #2526                                   17,000
BEA-Income Fund #3208                                 25,500
BEA-Strategic Income Fund #3208                       8,500
GM-DDJ Capital Management - HY GMCF 1246412           561,000




                              PLAN OF DISTRIBUTION

    The sale or distribution of the Securities may be effected directly to purchasers by the Selling Securityholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than on an exchange or in the over-the-counter market, or (iii) or through the settlement of short sales of the Securities. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

    The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of Securities may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at a negotiated price. It is not possible at the present time to determine the price to the public in any sale of Securities by Selling Securityholders. There has been no public market for the Warrants and each Selling Securityholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of Securities. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by Selling Securityholders.

    Under  the   Exchange   Act  and  Rule   10b-6   thereunder,   the   Selling
Securityholders and any person engaged in a distribution of the Securities offered by this Prospectus may not simultaneously engage in any market making activities with respect to the Common Stock during the applicable two to nine business day "cooling off" period prior to the commencement of such distribution. In addition, without limiting the foregoing, such persons will be subject to other provisions of the Exchange Act and the rules thereunder, including, without limitation, Rule 10b-5, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders and may prevent dealers from making a market in the Common Stock during certain periods.

    Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities sold less all applicable commissions and underwriter's discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay the expenses incident to the registration, offering and sale of the Securities to the public by Selling Securityholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and certain counsel fees.

    If and to the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable fees, commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

    The Company has agreed to indemnify the Selling Securityholders and any underwriters against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

    Certain legal matters in connection with the Securities will be passed upon for the Company by Battle Fowler LLP (a limited liability partnership which includes professional corporations), New York, New York, who may rely, as to questions of California law and certain other matters, upon an opinion of General Counsel to the Company. Battle Fowler LLP regularly provides legal services to the Company and its affiliates. David D. Griffin, who is of counsel to Battle Fowler LLP, owns shares of Common Stock of the Company.


                                     EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997, and related financial statement schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report included in such Annual Report, and are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.



No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this
Prospectus. If given or made, such information or representation must not be
relied upon as having been authorized by the Company.  This Prospectus does                             AMPEX CORPORATION
not constitute an offer to sell, or a solicitation of an offer to buy, any Securities in any jurisdiction.  Neither the delivery of this
Prospectus nor any sale made hereunder shall, under any
circumstances, create an implication that there has been no
change in the affairs of the Company since the date hereof.                              ________________

                          --------------
                         TABLE OF CONTENTS
                                                               Page

AVAILABLE INFORMATION...........................................-2-

INFORMATION INCORPORATED BY REFERENCE...........................-2-

FORWARD-LOOKING STATEMENTS......................................-3-
                                   PROSPECTUS
THE COMPANY.....................................................-4-

RISK FACTORS....................................................-4-                      __________, 1998

ABSENCE OF A PUBLIC MARKET......................................-9-
                                                                                         -----------------
USE OF PROCEEDS.................................................-9-

DESCRIPTION OF WARRANTS........................................-10-

DESCRIPTION OF CAPITAL STOCK...................................-11-

SELLING SECURITYHOLDERS........................................-11-

PLAN OF DISTRIBUTION...........................................-12-

LEGAL MATTERS..................................................-13-

EXPERTS  ......................................................-13-


                                     PART II

Item 14.  Other Expenses of Issuance and Distribution

    The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts or commissions) are estimated as follows:

         SEC Registration Fee............................................ $865
         Accounting Fees and Expenses....................................5,000
         Legal Fees and Expenses........................................25,000
         American Stock Exchange Listing................................17,500
         Miscellaneous...................................................1,611
                                                                         -----

                                                             TOTAL     $55,000

Item 15.  Indemnification of Directors and Officers

    The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Article VIII, Section 3 of the Registrant's By-laws provides as follows:

    SECTION 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    SECTION 2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

    SECTION 3. Claims. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

    SECTION 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

    SECTION 5. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

    SECTION 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

    ARTICLE TEN of the Registrant's Certificate of Incorporation provides as follows:

          "A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, so the same exists or may hereafter be amended.

          This ARTICLE TEN may not be amended or modified to increase the liability of the Corporation's directors, or repealed, except upon the affirmative vote of the holders of 80% or more in voting power of the outstanding Common Shares. No such amendment, modification, or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal."

    The Registrant has entered into agreements to indemnify its directors in consideration of their agreement to serve as directors of the Registrant and certain other corporations requested by the Registrant. These agreements provide, among other things, that the Registrant will indemnify and advance certain expenses, including attorneys' fees, to such directors to the fullest extent permitted by applicable law, as such law may be amended from time to time, and by the Registrant's Certificate of Incorporation, By-Laws and resolutions.

    The Company presently maintains a "Directors & Officers Liability and Corporate Reimbursement" insurance policy with a $2,000,000 aggregate limit of liability in each policy year. The policy provides coverage to past, present and future directors and officers of the Company and its subsidiaries for losses resulting from claims for which any such officer or director was not indemnified by the Company. The policy also provides for reimbursement to the Company and its subsidiaries for amounts paid to indemnify officers and directors for loss resulting from claims against such officers and directors. The policy is subject to certain exclusions, such as claims against officers and directors for dishonest, fraudulent or criminal acts or omissions, willful violations of law, libel and slander, bodily injury and property damage, pollution, etc.

Item 16.  Exhibits

    The Exhibits to this registration statement on Form S-3 are listed in the
Exhibit Index which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range, if applicable, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on March 17, 1998.


                                 AMPEX CORPORATION


                                 By:    /c/Craig L. McKibben
                                        ----------------------------------
                                        Craig L. McKibben
                                        Vice President, Chief Financial Officer
                                        and Treasurer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

    Each person signing below also hereby appoints Edward J. Bramson and Craig
L. McKibben, and each of them singly, his lawful attorney-in-fact, with full power to execute and file any amendments to the Registration Statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

          Signatures                                       Title                              Date


/s/Edward J. Bramson                        Chairman, President, Chief Executive                     March 17, 1998
----------------------------------------
Edward J. Bramson                             Officer and Director
                                              (Principal Executive Officer)


/s/Craig L. McKibben                        Vice President, Director, Chief                          March 17, 1998
----------------------------------------
Craig L. McKibben                             Financial Officer and Treasurer
                                              (Principal Financial Officer and
                                              Principal Accounting Officer)


Douglas T. McClure, Jr.                     Director                                                 March 17, 1998
----------------------------------------
Douglas T. McClure, Jr.


/s/Peter Slusser                            Director                                                 March 17, 1998
----------------------------------------
Peter Slusser


/s/William A. Stoltzfus, Jr.                Director                                                 March 17, 1998
----------------------------------------
William A. Stoltzfus, Jr.


                                INDEX TO EXHIBITS


   Exhibits

4.1 Warrant Agreement, dated as of January 28, 1998, between the Registrant and American Stock Transfer & Trust Company, as warrant agent, including form of Warrant Certificate (filed as Exhibit 4.2 to the Registrant's Form 8-K filed on February 2, 1998 (the "February 1998 8-K") and incorporated herein by reference)
4.2 Purchase Agreement, dated January 26, 1998, between the Registrant and First Albany Corporation, relating to the Registrant's 12% Senior Notes due 2003 (filed as Exhibit 1.1 to the February 1998 8-K and incorporated herein by reference)
4.3 Warrants and Warrants Share Registration Rights Agreement, dated as of January 28, 1998, between the Registrant and First Albany Corporation (filed as Exhibit 4.4 to the February 1998 8-K and incorporated herein by reference)
5.1*  Opinion of Battle Fowler LLP as to legality of securities
23.1* Consent of Coopers & Lybrand L.L.P., San Francisco, California
23.2  Consent of Battle Fowler LLP (included in Exhibit 5.1 hereto)
24.1 Power of Attorney (included in the signature pages of this Registration Statement)

*filed herewith

                                                                 EXHIBIT 5.1

                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                                 (212) 856-7000


                                 (212) 339-9150


                                  March 19,1998


Ampex Corporation
500 Broadway
Redwood City, California 94063

         Re:      Registration of Stock Purchase Warrants
                  and Underlying Shares of Common Stock

Ladies and Gentlemen:

                  We have acted as counsel for Ampex Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a shelf registration statement on Form S-3 (the "Registration Statement"), pursuant to which the Company proposes to register for sale by the holders thereof up to 1,020,000 warrants (the "Warrants") to purchase an equal number of shares of the Company's Class A Common Stock at $0.01 per share(the "Common Stock"). Capitalized terms used and not defined herein shall have the meanings given to them in the Registration Statement. You have requested that we furnish our opinion as to the matters hereinafter set forth.

                  For purposes of this letter, we have examined originals or copies of the following:

                  1. Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") on March 19, 1998;

                  2. The Amended and Restated Certificate of Incorporation of the Company, as amended to date, incorporated by reference as an exhibit to the Registration Statement (the "Certificate of Incorporation");

                  3. By-Laws of the Company, as amended to date, incorporated by reference as an exhibit to the Registration Statement (the "By-Laws");

                  4. The Warrant Agreement, between the Company and American Stock Transfer & Trust Company of New York (the "Warrant Agreement") as Warrant Agent (the "Warrant Agent"), dated January 28, 1998, and the form of Warrant Certificate attached thereto;

                  5. The Warrant and Warrant Share Registration Rights Agreement for the Warrants and Common Stock, dated January 18, 1998;

                  6. A Form of Class A Stock Certificate, filed with or incorporated by reference as an exhibit to the Registration Statement;

                  7. Records of corporate proceedings of the Company as provided to us by an officer of the Company;

                  8. Such other documents as we have deemed necessary as a basis for rendering the opinion herein expressed.

                  In rendering the opinions herein expressed, we have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates submitted to us as originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates submitted to us as copies and the legal capacity to sign of all individuals executing such documents, instruments and certificates (the "Documents"). In addition, we have assumed, other than with respect to those signing on behalf of the Company, that all signatories of any Documents have been duly authorized, pursuant to all applicable laws, regulations, corporate charters and governing documents, to execute said Documents. As to facts material to the opinions in this letter, we have relied, without any investigation or independent verification, except as otherwise noted, upon representations of the Company, including, without limitation, the representations and statements made in an officers' fact certificate furnished to us in connection with the preparation of this opinion, and upon representations made in any of the other Documents referred to above.

                  We are not admitted to practice in any jurisdiction but the State of New York, and we do not express any opinion as to the laws of any states or jurisdictions other than the State of New York and matters of Federal law and the Delaware General Corporate Law. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinions expressed herein under conflicts of law principles or otherwise.

                  Statements in this opinion as to the validity, binding effect and enforceability are subject to (i) limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, including, without limitation, limitations as to enforceability that may be imposed under Section 548 of the United States Bankruptcy Code (the "Bankruptcy Code"), Article 10 of the New York Debtor Creditor Law or other provisions of law relating to fraudulent transfers and obligations, (ii) equitable principles limiting the availability of equitable remedies, and (iii) as to rights to indemnity, limitations that may exist under Federal and state law or the public policy underlying such laws. Such opinions are further subject to the following additional limitations, qualifications and exceptions: (i) the limitation that no opinion is expressed as to the enforceability of choice of law provisions; and (ii) the unenforceability of any provision requiring any party to waive its rights to a jury trial or requiring the payment of attorneys' fees, except to the extent that a court determines such fees to be reasonable, or of liquidated damages, except to the extent that a court determines such damages not to be a penalty.

                  On the basis of and in reliance upon the foregoing, and subject to the foregoing limitations, qualifications and exceptions, we are of the opinion that:

                  1. The shares of Common Stock to be issued upon the exercise of the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Certificate of Incorporation, the Warrant Agreement, and the Warrants, as applicable, and assuming that such shares continue to be duly authorized and reserved for issuance, will be validly issued, fully paid and non-assessable.

                  2. The Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company in accordance with their terms.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit thereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                                       Very truly yours,

                                                                EXHIBIT 23.1


                             COOPERS & LYBRAND L.L.P
                                333 Market Street
                      San Francisco, California 94105-2119




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Ampex Corporation on Form S-3 (File No. _______) of our reports, dated February 20, 1998, on our audits of the consolidated financial statements and financial statement schedule of Ampex Corporation, which reports appears in the Annual Report on Form 10-K filed by Ampex Corporation for its fiscal year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".



                                            /s/ Coopers & Lybrand L.L.P.
                                            Coopers & Lybrand L.L.P.



San Francisco, California
March 19, 1998